EXHIBIT 15

Securities and Exchange Commission

100 F Street NE

Washington, D.C.  20549

Commissioners:

We are aware that our report dated May 5, 2011 on our review of interim consolidated financial information of 3M Company and its subsidiaries for the three-month periods ended March 31, 2011 and 2010 and included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 is incorporated by reference in the Company’s registration statements on Form S-8 (Registration Nos. 333-30689, 333-30691, 333-44760, 333-73192, 333-101727, 333-101751, 333-109282, 333-128251, 333-130150, 333-151039, 333-156626, 333-156627, and 333-166908), and Form S-3 (Registration Nos. 33-48089, 333-42660, 333-109211, and 333-157374).

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

May 5, 2011